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                                 EXHIBIT 10.7

                    EXECUTIVE DEFERRED COMPENSATION AGREEMENT

THIS EXECUTIVE DEFERRED COMPENSATION AGREEMENT ("Agreement") is made and entered into as of June 30, 1995 (the "Effective Date") by and between CENTRAL BANCORPORATION, a Washington corporation ("Employer"), acting on behalf of itself and its present and future subsidiaries ("Employer Group"), and JOSEPH E. RIORDAN ("Executive").

         A. Executive is employed by Employer Group in a key managerial capacity presently holding the positions of Treasurer and Assistant Secretary of Employer and Vice President, Secretary/Treasurer and Chief Financial Officer of its subsidiary Central Washington Bank ("Bank"); and

         B. Executive has performed Executive's duties in a capable and efficient manner, resulting in substantial growth and progress to Employer Group; and

         C. Employer Group is willing to provide additional benefits to Executive, in the nature of deferred compensation, in addition to the compensation and fringe benefits from time to time have been and will in the future be made available to Executive; and

         D. Employer Group desires, in providing additional benefits to Executive, to obtain from Executive certain assurances that Executive will not engage in certain forms of competition with Employer Group; and

         E. Executive is willing to continue in the employ of Employer Group pursuant to the terms and conditions of this Agreement; and

         F. Employer Group is in the process of acquiring life insurance policy (the "Policy"), on the life of Executive.

         Now, therefore, for value received, and in consideration of the mutual covenants herein, the parties covenant and agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 "Actual Retirement Date" is the date of termination of substantially full-time services as an employee of Employer Group.

         1.2 "Deferred Compensation Balance" means the death benefit payable with respect to the Policy, as defined in this Agreement, determined from time to time.

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         1.3 "Disability" and "Disabled" means that because of injury or sickness, Executive cannot perform each of the material duties of Executive's regular occupation and is not reasonably expected to be able to perform such duties in the foreseeable future, resulting in the termination of substantially full-time services as an employee to Employer Group.

         1.4 "Normal Retirement Date" is the date on which Executive reaches age fifty- five (55).

         1.5 "Plan Administrator" shall mean the Board of Directors of Employer or such Board's designee.

         1.6 "Policy" means that certain life insurance policy number SL 54304829 bearing the date of June 28, 1995, in the face amount of $225,000 issued by Safeco Insurance Company on the life of Executive (the "Initial Policy"), or any policy providing substantially identical benefits acquired by Employer as a substitute or replacement for such policy. Further, in the event no such policy is in effect during all or any portion of the term of this Agreement, the Deferred Compensation Balance shall be determined as if the Initial Policy had remained in effect throughout the term of this Agreement.

         1.7 "Vested Deferred Compensation Balance" means one-fourteenth (1/14) of the Deferred Compensation Balance, multiplied by Executive's Years of Service.

         1.8 "Years of Service" means the number of partial or complete calendar years Executive serves as an employee of Employer, commencing with the year in which this Agreement is entered into and continuing for each subsequent calendar year, not to exceed fourteen (14) years.

                                    ARTICLE 2

                             ADDITIONAL COMPENSATION

         Agreement for Additional Compensation. Notwithstanding any other agreements between the parties, Employer agrees to pay Executive the amounts provided for in this Agreement (payments of which will be deferred as provided herein) as compensation in addition to any compensation provided for in other agreements between the parties.

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                                    ARTICLE 3

                        BENEFITS PAYABLE UPON RETIREMENT

         3.1 Payment of Deferred Compensation. Except as otherwise provided in
Article 4, Employer shall commence payment of benefits under this Agreement to Executive on the first day of the first calendar month beginning after the later of Executive's (i) Normal Retirement Date or (ii) Actual Retirement Date.

         3.2 Amount and Payment Schedule. Employer shall pay Executive the Benefits under this Agreement in fifteen (15) equal annual installments consisting of principal and interest, sufficient in amount to pay in full Executive's Vested Deferred Compensation Balance, with interest calculated on the unpaid principal amount of such Vested Deferred Compensation Balance at eight percent (8%) per annum, provided, however, that Employer may deduct from the principal installment to be paid as might be elected, pursuant to paragraph
3.2 (a) or 3.2 (b), three percent (3%) thereof as an administrative fee.

         If Executive dies after receiving a payment under this Article 3, but prior to receiving all such payments, the remaining payments shall continue to be paid to Executive's beneficiary as defined in this Agreement.

                                    ARTICLE 4

                     BENEFITS PAYABLE ON DEATH OR DISABILITY

         4.1 Payment of Death or Disability Benefit. If Executive dies or becomes Disabled prior to the later of Executive's (i) Normal Retirement Date or
(ii) Actual Retirement Date, Employer shall pay Executive (or in the case of Executive's death, Executive's Beneficiary) the benefits under this Agreement. Employer shall commence payment of such benefits on the first day of the first calendar month beginning after such death or disability.

         4.2 Amount and Payment Schedule. Employer shall pay Executive the benefits under this Agreement in fifteen (15) equal annual installments consisting of principal and interest, sufficient in amount to pay in full Executive's Deferred Compensation Balance, with interest calculated on the unpaid principal amount of such Deferred Compensation Balance at eight percent (8%) per annum, provided, however, that Employer may deduct from the principal installment to be paid as might be elected, pursuant to paragraph 3.2(a) or 3.2(b), three percent (3%) thereof as an administrative fee.

             If Executive dies after receiving a payment under this Article 4, but prior to receiving all such payments, the remaining payments shall continue to be paid to Executive's Beneficiary.

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                                    ARTICLE 5

                                  MISCELLANEOUS

         5.1 Further Acts. Each party to this Agreement agrees to perform any and all further acts and to execute and deliver any and all further documents, and to take all other further actions which may be reasonably necessary or otherwise required in order to carry out the provisions of this Agreement, including the acquisition of the Policy.

         5.2 Executive's Beneficiary. Executive's "Beneficiary" as used in this Agreement shall mean any one or more persons or trusts, or combination thereof, designated by Executive in writing and filed with Employer during Executive's life upon a Nomination of Beneficiary form provided by Employer. Any such designation or designations of Beneficiary shall be revocable at any time without the consent of any beneficiary, whether now living or born hereafter, by filing another Nomination of Beneficiary form. In the absence or failure of Executive to designate a Beneficiary, Executive's Beneficiary shall be Executive's estate.

         5.3 Nature of Executive's Rights. All benefits provided for under this Agreement are unsecured and are payable only out of the general assets of Employer. Neither Executive nor any other person shall have any interest in any fund or in any specific asset or assets of Employer by reason of any amounts due under this Agreement, nor any right to receive any payment under this Agreement, except as and to the extent expressly provided in this Agreement. Reference to the Policy is solely to measure the amount of the benefits payable to Executive under this Agreement, and such reference shall not be construed to require Employer to obtain or maintain any such policy, or to grant to Executive any rights in any such Policy obtained.

         5.4 Binding Effect; Successors. This Agreement is binding upon and shall inure to the benefit of the parties and their beneficiaries, heirs, executors, administrators and successors and assigns except as specifically provided, and shall not be modified or invalidated by any successor whether resulting from a merger, consolidation or acquisition with or by any other corporation, or otherwise.

         5.5 No Assignment by Executive. Neither Executive nor Executive's successors, assigns or beneficiary shall have any right to assign, transfer, commute, encumber or otherwise dispose of the right to receive payments under this Agreement, which payments and the right thereto are expressly declared to be non-assignable and non-transferable, either voluntarily or involuntarily. Employer shall make payments under the terms of this Agreement only to Executive if he is living, or to Executive's Beneficiary if not living; and Employer shall have no obligation with respect to any other party whatsoever and shall make payments to no other party whatsoever.

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         5.6  No Contract of Employment. This Agreement shall not be construed as a contract of employment and nothing herein shall be construed as conferring upon Executive the right to continue in the employment of Employer.

         5.7 Effect on Qualified Plan. Any amount deferred under this Agreement shall not be deemed salary or other compensation of Executive for the purpose of computing benefits to which Executive may be entitled under any pension plan, profit sharing plan, or other arrangement of Employer for the Benefit of its employees.

         5.8 Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding concerning its subject matter between the parties, and may be modified, supplemented or amended only by a written instrument executed by the parties.

         5.9 Singular - Plural. Whenever any words are used herein in the singular form, they shall be construed as though they were also used in the plural or in all cases where they would so apply.

         5.10 Masculine - Feminine. Whenever any words are used herein in the masculine form they shall be construed as though they were also in the feminine form in all cases where they would so apply. Whenever any words are used herein in the feminine form they shall be construed as though they were also used in the masculine form in all cases where they would apply.

         5.11 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws, and not the laws of conflicts, of the State of Washington.

         5.12 Arbitration. If any controversy arising out of this Agreement cannot be settled by the parties hereto, the controversy shall be settled by arbitration in accordance with the laws of the State of Washington then in effect, and the judgement on the award may be entered in any court having jurisdiction. The prevailing party shall be entitled to the costs of arbitration, including reasonable attorney's fees.

         5.13 Notices. To be effective, any notice hereunder shall be in writing, delivered in person or mailed by certified or registered mail, postage prepaid.

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         IN WITNESS WHEREOF, Employer has caused this Agreement to be executed on its behalf by its duly authorized officer, and Executive has executed this Agreement, both effective as of the date first written above.

                                        EXECUTIVE:


                                        ________________________________________
                                        JOSEPH E. RIORDAN
                                        1434 Crabapple Lane
                                        Wenatchee, Washington 98801


                                        CENTRAL BANCORPORATION


                                        By:_____________________________________
                                           GARY M. BOLYARD, President and C.E.O.


                                        CENTRAL WASHINGTON BANK

                                        By:_____________________________________
                                           GARY M. BOLYARD, President and C.E.O.

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